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                                                                      EXHIBIT 11

               FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                            1995             1994             1993
                                                        ------------     ------------     ------------
Earnings before extraordinary item....................    $  7,632         $  9,745         $ 36,295
Extraordinary item -- gain (loss) on early retirement
  of debt, net of applicable income tax expense
  (benefit) of $(437) in 1995 and $1,292 in 1994......        (813)           2,400               --
                                                           -------          -------          -------
Primary net earnings..................................       6,819           12,145           36,295
Add: Interest expense and amortization of debt
  issuance costs, net of income tax effect, applicable
  to LYONs............................................       3,245            3,056               --
                                                           -------          -------          -------
Fully diluted net earnings............................    $ 10,064         $ 15,201         $ 36,295
                                                           =======          =======          =======
Weighted average shares outstanding during the period
  (1).................................................      12,505           15,959           16,278
Common stock equivalent shares-primary................         465              517              553
                                                           -------          -------          -------
Common and common stock equivalent shares outstanding
  for purpose of calculating primary net earnings per
  share...............................................      12,970           16,476           16,831
Incremental shares to reflect full dilution...........       4,221            4,073              101
                                                           -------          -------          -------
Total shares for purpose of calculating fully diluted
  net earnings per share..............................      17,191           20,549           16,932
                                                           =======          =======          =======
Primary earnings per share before extraordinary
  item................................................    $    .59         $    .59         $   2.16
Extraordinary item, gain (loss) on early retirement of
  debt................................................        (.06)             .15               --
                                                           -------          -------          -------
Primary net earnings per share........................    $    .53         $    .74         $   2.16
                                                           =======          =======          =======
Fully diluted net earnings per share..................    $    .59(2)      $    .74         $   2.14
                                                           =======          =======          =======

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(1) Includes retroactive effects of all stock dividends and splits.

(2) As other dilutive securities have an antidilutive effect, the earnings per share impact is not presented in the Consolidated Financial Statements.